Exhibit 10.27

OIS	www.oisi.com
221 Lathrop Way, Suite I	main 088.338.8436
Sacramento, CA 95815	fax 916.646.0207
USA

March 12, 2009
VIA email

Uri Ram
19101 Kingsbury St.
Northridge, CA 91326

Re:           Ophthalmic Imaging Systems Board Membership

Dear Uri:

On behalf of OIS, the Company’s Board of Directors would like to thank you for accepting its invitation to join the Board.

We’re very excited about the prospects and focus of the Company, and look forward to your input in directing the Company to realize its potential.

The Company will pay an annual retainer in the amount of $15,000, payable in 4 equal quarterly installments of $3,750 for your attendance at up to 3 Board meetings per quarter.  For your services in attending meetings in excess of 3 per quarter, the Company will pay you at the rate of $100 per hour up to a maximum of $500 per day.

In case the board will nominate you to be the Chairman of the board, the company will pay an annual retainer in the amount of $24,000 as long as you serve as the chairman, payable in 4 equal quarterly installments of $6,000 for your attendance at up to 5 Board meetings per quarter.  For your services in attending meetings in excess of 5 per quarter, the Company will pay you at the rate of $100 per hour up to a maximum of $500 per day.

The company will recommend to the board to grant you 30,000 stock options according to the company standard terms (vesting semi-annually over three years).

Please indicate your formal acceptance of the foregoing by signing and dating where indicated below.  At your earliest convenience, please return via facsimile the executed copy of page 2 to the attention of Mr. Gil Allon at the Company’s offices at (916) 646-0207.

Again, we welcome you and thank you for joining us during this very exciting time for the Company.

Very truly yours,

Gil Allon
Chief Executive Officer
Ophthalmic Imaging Systems

	/s/ Uri Ram	3/13/09
Approved:	Uri Ram	Date

Better Insight. Better Sight.